Exhibit 4.2

MOVIE STAR, INC.

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to instructions regarding the rights offering (the “Rights Offering”) by Movie Star, Inc. (the “Company”) to the holders of record of its Common Stock, $0.01 par value (“Common Stock”), as of the close of business on ___________, 2007 (the “Record Date”), as described in the Company’s Prospectus dated _________, 2007 (the “Prospectus”), whereby such holders will receive rights (the “Rights”) to subscribe for and purchase shares of its Common Stock.  The Rights are described in detail in the Prospectus.

This will instruct you whether to exercise Rights to purchase shares of the Common Stock with respect to the Common Stock held by you for the account of the undersigned on the Record Date, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions As to Use of Movie Star Subscription Rights Certificates.”

Box 1.

☐ Please DO NOT EXERCISE RIGHTS for shares of Common Stock

Box 2.

☐ Please EXERCISE RIGHTS for shares of Common Stock as set forth below:

Subscription Right
	NUMBER OF RIGHTS	NUMBER OF WHOLE SHARES[1]		PER SHARE SUBSCRIPTION PRICE		PAYMENT
Basic Subscription Right:			X	$	=	$
Over Subscription Right:			X	$		$

Box 3.

☐ Payment in the following amount is enclosed: $________________

Box 4.

☐ Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted: $

SIGNATURE(S)
Please type of print name(s) below:

Date:

______________

1     Number of Rights multiplied by __________, rounded down to the nearest whole number.